Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-275342) of our report dated March 28, 2024 with respect to the audited consolidated financial statements of Bitdeer Technologies Group, appearing in this Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 28, 2024